Exhibit 99.1

JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE
JPMORGAN CHASE REPORTS NET INCOME OF $3.3 BILLION,
OR $0.92 PER SHARE, FOR THE THIRD QUARTER OF 2006
•	Investment Bank generates record fees and strong market results

•	Asset & Wealth Management and Treasury & Securities Services generate double-digit earnings growth

•	Results continue to benefit from favorable credit environment

•	New York Tri-state consumer conversion successfully completed

•	Completed the acquisition of The Bank of New York’s retail business on October 1st
New York, October 18, 2006 — JPMorgan Chase & Co. (NYSE: JPM) today reported 2006 third-quarter net income of $3.3 billion, or $0.92 per share compared with net income of $2.5 billion, or $0.71 per share, for the third quarter of 2005. The prior-year quarter includes a special provision for credit losses related to Hurricane Katrina of $248 million after-tax, or $0.07 per share. In addition, after-tax merger expenses of $30 million and $137 million were recorded in each period, respectively.
Jamie Dimon, Chief Executive Officer, said, “We are pleased with our results, as earnings improved substantially versus the prior year. It is gratifying that our focus on improving each of our businesses is becoming evident, although we still have much work to do. Earnings benefited from record Investment Banking fees and strong markets results as well as from continued improvement in the Corporate segment. Retail Banking’s performance was affected by weak results in Mortgage Banking. Key business drivers, such as assets under management, assets under custody, credit card accounts and sales volume, checking accounts and loans, all showed continued momentum. Our overall results continue to benefit from a favorable credit environment, which we do not expect to continue. We continue to focus our business planning around a return to normal, or even adverse, credit conditions across all our businesses.”
Commenting on other developments, Mr. Dimon noted, “We successfully completed our New York Tri-state consumer conversion, which was one of the most complex conversions ever in the banking industry and a critical milestone for achieving our merger efficiency goal. We now have linked over 2,600 branches in 17 states on a common systems platform. The effort, dedication and teamwork of the conversion team now will be turned toward the recently acquired Bank of New York branches, which will be converted and refurbished beginning in the spring of 2007.”

Investor Contact:	Julia Bates	Media Contact:	Joe Evangelisti
	(212) 270-7318		(212) 270-7438

JPMorgan Chase & Co.
News Release
In the discussion below of the business segments and JPMorgan Chase, information is presented on a managed basis. Managed basis starts with GAAP results and includes the following adjustments: for Card Services and the firm as a whole, the impact of credit card securitizations are excluded; and for each line of business and the firm as a whole, net revenue is shown on a tax-equivalent basis. For more information about managed basis, as well as other non-GAAP financial measures used by management to evaluate the performance of each line of business, see Notes 1 and 2 (page 14).
The following discussion compares the third quarter of 2006 with the third quarter of 2005 unless otherwise noted.
INVESTMENT BANK (IB)

Results for IB				2Q06		3Q05
($ millions)	3Q06	2Q06	3Q05	$O/(U)	O/(U) %	$O/(U)	O/(U) %
Net Revenue	$4,673	$4,184	$4,471	$489	12%	$202	5%
Provision for Credit Losses	7	(62)	(46)	69	NM	53	NM
Noninterest Expense	3,101	2,946	2,877	155	5	224	8
Net Income	$976	$839	$1,068	$137	16%	($92)	(9)%

Discussion of Results:
Net income of $976 million was driven by record third-quarter revenues. Compared with the prior year, net income decreased by $92 million, or 9%, reflecting higher compensation expense and a higher provision for credit losses, largely offset by increased revenue. Net income increased by $137 million, or 16% compared with the prior quarter driven by increased revenue, partially offset by increased compensation and a higher provision for credit losses.
Net revenue of $4.7 billion, the second highest level ever posted, was up 5% from the prior year and 12% from the prior quarter. Investment banking fees of $1.4 billion were a record, up 44% from the prior year, driven by record debt underwriting and strong advisory fees, which were the highest since 2000. Advisory fees of $436 million were up 45% over the prior year driven by strong performance in the Americas and Europe. Debt underwriting fees of $708 million were up 49% from the prior year driven by record loan syndication fees and strong bond underwriting fees, with strength in the Americas and Europe. Equity underwriting fees of $275 million were up 31% from the prior year driven by improved market share. Fixed Income Markets revenue of $2.4 billion was down 3% from the prior year’s record level. The current quarter included very strong results in commodities. Equity Markets revenue of $612 million decreased 14%, reflecting lower trading results compared with a strong prior-year quarter, partially offset by strength in commissions. Credit Portfolio revenue of $272 million was down 18%, primarily reflecting lower gains from loan workouts and loan sales.
Provision for credit losses was $7 million for the quarter compared with a benefit of $46 million in the prior year and a benefit of $62 million in the prior quarter. The increase reflects portfolio activity and stable credit quality.
Noninterest expense was $3.1 billion, up by $224 million, or 8%, from the prior year. This increase was due primarily to higher performance-based compensation, including the impact of an increase in the ratio of compensation expense to total net revenue and incremental expense related to SFAS 123R.

JPMorgan Chase & Co.
News Release
Highlights Include:
•	Ranked #1 in Global Syndicated Loans; #2 in Global Long-Term Debt; #2 in Global Debt, Equity and Equity-Related; #3 in Global Announced M&A; and #2 in U.S. Announced M&A, year-to-date September 30, 2006, based upon volume, according to Thomson Financial.
•	Ranked #1 in Investment Banking Fees year-to-date September 30, 2006, according to Dealogic.
•	Notable corporate finance transactions during the quarter included:
•	M&A advisor and provider of committed financing to Bain Capital, Kohlberg Kravis Roberts, and Merrill Lynch Global Private Equity on their definitive merger agreement to acquire HCA Inc., the largest LBO ever;
•	Joint global coordinator and joint bookrunner on Rosneft’s $10.8 billion IPO, the largest Russian IPO and oil & gas IPO ever; and
•	Joint bookrunner on China Merchants Bank’s $2.4 billion IPO.
•	Total average loans of $85.7 billion were up by $25.5 billion, or 42%, from the prior year and up by $6.7 billion, or 8%, from the prior quarter. Average loans retained of $61.6 billion were up by $14.2 billion, or 30%, from the prior year and up by $2.6 billion, or 4%, from the prior quarter. Average loans held-for-sale of $24.0 billion were up by $11.3 billion, or 89%, from the prior year and up by $4.1 billion, or 21%, from the prior quarter. These increases were driven largely by capital markets-related activity.
•	Allowance for loan losses to average loans was 1.64% for the current quarter, down from 2.11% in the prior year; nonperforming assets were $456 million, down 51% from the prior year and down 13% from the prior quarter.
•	Return on Equity was 18% on $21 billion of allocated capital.
RETAIL FINANCIAL SERVICES (RFS)

Results for RFS				2Q06		3Q05
($ millions)	3Q06	2Q06	3Q05	$O/(U)	O/(U) %	$O/(U)	O/(U) %
Net Revenue	$3,555	$3,779	$3,590	($224)	(6)%	($35)	(1)%
Provision for Credit Losses(a)	114	100	378	14	14	(264)	(70)
Noninterest Expense	2,139	2,259	2,156	(120)	(5)	(17)	(1)
Net Income	$746	$868	$656	($122)	(14)%	$90	14%

(a)	Third quarter of 2005 provision for credit losses included $250 million related to Hurricane Katrina, allocated as follows: $230 million in Regional Banking and $20 million in Auto Finance.
Discussion of Results:
Net income of $746 million was up by $90 million, or 14%, from the prior year. Excluding the prior-year impact of the $155 million (after-tax) special provision for credit losses related to Hurricane Katrina, net income would have been down by $65 million, or 8%. The decrease reflected a decline in Mortgage Banking results, partially offset by improved results in Regional Banking and Auto Finance. Compared with the prior quarter, net income was down, primarily due to a decline in Mortgage Banking results.

JPMorgan Chase & Co.
News Release
Net revenue of $3.6 billion was down by $35 million, or 1%, from the prior year. Net interest income of $2.5 billion was down 2% due to the sale of the insurance business during the quarter, lower auto loan and lease balances, narrower spreads on loans and deposits in Regional Banking and decreased revenue in Mortgage Banking. These declines were offset partially by the benefit of higher deposit and loan balances in Regional Banking. Noninterest revenue of $1.1 billion was up by $20 million, or 2%, driven by increases in deposit-related fees and credit card sales. Also contributing to the increase was the absence of a prior-year net loss in Auto Finance associated with the transfer of $1.5 billion of loans to held-for-sale, higher automobile operating lease revenue and the acquisition of Collegiate Funding Services in the first quarter of 2006. These increases were largely offset by lower net mortgage servicing revenue and by the sale of the insurance business.
The provision for credit losses of $114 million was down by $264 million from the prior year, which included a $250 million special provision for credit losses related to Hurricane Katrina.
Noninterest expense of $2.1 billion was down slightly, benefiting from the sale of the insurance business during the quarter and merger-related and other operating efficiencies. These decreases were offset partially by the acquisition of Collegiate Funding Services in the first quarter of 2006, investments in the retail distribution network and higher depreciation expense on owned automobiles subject to operating leases.
Regional Banking net income of $744 million was up by $181 million from the prior year. Excluding the prior-year impact of a $143 million (after-tax) special provision for credit losses related to Hurricane Katrina, net income would have been up by $38 million, or 5%. Results also reflected the sale of the insurance business during the current quarter. Net revenue of $3.0 billion was up by $84 million, or 3%, benefiting from growth in deposits and home equity loans, increases in deposit-related fees and credit card sales, and the acquisition of Collegiate Funding Services in the first quarter of 2006. These benefits were offset partially by the sale of the insurance business, narrower spreads on loans and narrower spreads on deposits caused by a shift in the deposit mix. The provision for credit losses decreased by $244 million, primarily the result of a $230 million special provision in the prior year related to Hurricane Katrina. Expenses of $1.6 billion were down by $62 million, or 4%, from the prior year. The decrease was due to the sale of the insurance business, merger savings and operating efficiencies, primarily offset by investments in the retail distribution network and the acquisition of Collegiate Funding Services.
Highlights Include:
•	Checking accounts of 9.3 million were up by 198,000, or 2%, during the quarter, and up by 568,000, or 7%, from the prior year.
•	Average total deposits increased to $187.4 billion, up 7% from the prior year and flat from the prior quarter. End-of-period total deposits were $188.2 billion, up 7% from the prior year and flat from the prior quarter.
•	Branch sales of credit cards increased by 66% from the prior year and decreased 24% from a strong prior-quarter level.
•	Overhead ratio (excluding amortization of core deposit intangibles) decreased to 51% from 54% in the prior year and was down from 53% in the prior quarter.
•	Number of branches increased to 2,677, up by 128 from the prior year and up by 17 from the prior quarter.

JPMorgan Chase & Co.
News Release
•	Average home equity loans of $78.8 billion were up by $7.1 billion from the prior year; period-end home equity loans were $80.4 billion.
•	Home equity loan originations of $13.3 billion were down 7% from the prior year and down 5% from the prior quarter.
•	Net charge-off rate was 0.17%, down from 0.22% in the prior year.
•	Completed the acquisition of The Bank of New York’s consumer and small-business franchises on October 1, 2006, adding $11.7 billion in deposits, $5.4 billion in loans, 339 branches and more than 400 ATMs.
Mortgage Banking net loss was $83 million compared with net income of $53 million in the prior year. Net revenue was $198 million, down by $194 million. Revenue comprises production revenue and net mortgage servicing revenue. Production revenue was $197 million, down by $32 million, reflecting a 28% decrease in mortgage originations, partially offset by wider margins. Net mortgage servicing revenue, which includes loan servicing revenue, MSR risk management results and other changes in fair value, was $1 million compared with $163 million in the prior year. Loan servicing revenue of $579 million increased by $46 million on a 13% increase in third-party loans serviced. MSR risk management revenue of negative $251 million was down by $204 million from the prior year, reflecting a $235 million negative valuation adjustment to the MSR asset due to changes and refinements to inputs and assumptions used in the MSR valuation model. Other changes in fair value of the MSR asset, representing runoff of the asset against the realization of servicing cash flows, were negative $327 million. Noninterest expense was $334 million, up by $25 million, or 8%.
Highlights Include:
•	Mortgage loan originations of $28.4 billion were down 28% from the prior year and down 10% from the prior quarter.
•	Total third-party mortgage loans serviced were $510.7 billion, an increase of $60.4 billion, or 13%, from the prior year.
Auto Finance net income of $85 million was up by $45 million from the prior year. Net revenue of $395 million was up by $75 million, or 23%, reflecting the absence of a prior-year write-down of $48 million associated with the transfer of $1.5 billion of loans to held-for-sale, higher automobile operating lease revenue and wider loan spreads on lower loan and direct finance lease balances. The provision for credit losses of $61 million decreased by $20 million due to a special provision in the prior year related to Hurricane Katrina. Noninterest expense of $194 million increased by $20 million, or 11%, driven by increased depreciation expense on owned automobiles subject to operating leases.
Highlights Include:
•	Average loan receivables were $38.9 billion, down by $4.8 billion, or 11%, from the prior year and down by $1.4 billion, or 3%, from the prior quarter.
•	Average lease-related assets of $3.9 billion declined by $2.3 billion, or 37%, from the prior year.
•	The net charge-off rate was 0.64% compared with 0.56% in the prior year.

JPMorgan Chase & Co.
News Release
CARD SERVICES (CS)

Results for CS(a)				2Q06		3Q05
($ millions)	3Q06	2Q06	3Q05	$O/(U)	O/(U) %	$O/(U)	O/(U) %
Net Revenue	$3,646	$3,664	$3,980	($18)	—%	($334)	(8)%
Provision for Credit Losses(b)	1,270	1,031	1,833	239	23	(563)	(31)
Noninterest Expense	1,253	1,249	1,286	4	—	(33)	(3)
Net Income	$711	$875	$541	($164)	(19)%	$170	31%

(a)	As a result of the integration of Chase Merchant Services and Paymentech merchant processing businesses into a joint venture, beginning in the fourth quarter of 2005, net revenue, noninterest expense and pre-tax income have been reduced to reflect the deconsolidation of Paymentech (no periods prior to the fourth quarter of 2005 have been adjusted to reflect the deconsolidation). The deconsolidation of Paymentech has no impact on net income.

(b)	Third quarter of 2005 included a $100 million special provision for credit losses related to Hurricane Katrina, of which $90 million was released in the second quarter of 2006.
Discussion of Results:
Net income of $711 million was up by $170 million, or 31%, from the prior year. Results were driven by a lower provision for credit losses due to significantly lower bankruptcy filings and the absence of an increase in the allowance for credit losses of $124 million (after-tax) in the prior year.
To illustrate underlying business trends, the following discussion of Card Services’ performance assumes for periods prior to the fourth quarter of 2005 that the deconsolidation of Paymentech had occurred as of the first quarter of 2005. The effect of the deconsolidation would have reduced net managed revenue, primarily noninterest revenue, and noninterest expense, but would not have had any impact on net income for such periods. See page 16 of JPMorgan Chase’s Earnings Release Financial Supplement (third-quarter 2006) for a reconciliation of Card Services results for the deconsolidation of Paymentech.
End-of-period managed loans of $143.8 billion increased by $6.3 billion, or 5%, from the prior year and by $4.5 billion, or 3%, from the prior quarter. Average managed loans of $141.7 billion increased by $3.9 billion, or 3%, from the prior year and by $4.5 billion, or 3%, from the prior quarter. The current quarter included average and end-of-period managed loans of $2.1 billion from the acquisition of the Sears Canada credit card business (acquired in the fourth quarter of 2005), as well as $1.6 billion of average managed loans and $1.7 billion of end-of-period managed loans from the acquisition of the Kohl’s private label portfolio (acquired in the second quarter of 2006). Compared with the prior year, both average managed and end-of-period managed loans continued to be affected negatively by higher customer payment rates. Management believes that contributing to the higher payment rates are the new minimum payment rules and a higher proportion of customers in rewards-based programs.

JPMorgan Chase & Co.
News Release
Net managed revenue was $3.6 billion, down by $183 million, or 5%, from the prior year. Net interest income of $2.9 billion was down by $80 million, or 3%. The decrease in net interest income was driven by attrition of mature, higher spread balances as a result of higher payment rates. Also contributing to the reduction was higher cost of funds on balance growth in promotional, introductory and transactor loan balances, which increased due to continued investment in marketing. These decreases were offset partially by an increase in average managed loan balances due to acquisitions. Compared with the prior quarter, net interest income was down by $78 million, or 3%, due to an increase in revenue reversals related to increased net charge-offs and higher cost of funds on balance growth in introductory, promotional and transactor loan balances. These decreases were offset partially by an increase in average managed loan balances. Noninterest revenue of $762 million was down by $103 million, or 12%, due to higher volume-driven payments to partners, including Kohl’s, and increased rewards expense, partially offset by increased interchange income related to a 15% increase in charge volume.
The managed provision for credit losses was $1.3 billion, down by $563 million, or 31%, from the prior year. This benefit was due to a decrease in net charge-offs of $353 million, reflecting the continued low level of bankruptcy losses, partially offset by increased contractual net charge-offs. The provision also benefited from the lack of an increase in the allowance for credit losses of $200 million related to Hurricane Katrina and higher bankruptcy filings in the prior year. Compared with the prior quarter, the managed provision for credit losses increased by $239 million, or 23%, primarily due to higher bankruptcy-related net charge-offs and the absence of a $90 million release of allowance for credit losses related to Hurricane Katrina. The managed net charge-off rate for the quarter was 3.58%, down from 4.70% in the prior year, but up from 3.28% in the prior quarter. The 30-day managed delinquency rate was 3.17%, down from 3.39% in the prior year, but up slightly from 3.14% in the prior quarter.
Noninterest expense of $1.3 billion was up by $101 million, or 9%, from the prior year due to the acquisitions of the Sears Canada credit card business and Kohl’s private label portfolio as well as higher marketing spending, partially offset by merger savings.
Highlights Include:
•	Pre-tax income to average managed loans (ROO) was 3.14%, up from 2.48% in the prior year, but down from 4.05% in the prior quarter.
•	Net interest income as a percentage of average managed loans was 8.07%, down from 8.55% in the prior year and 8.66% in the prior quarter.
•	Net accounts opened during the quarter were 4.2 million.
•	Charge volume of $87.5 billion increased by $11.1 billion, or 15%, from the prior year.
•	Merchant processing volume of $168.7 billion increased by $25.3 billion, or 18%, and total transactions of 4.6 billion increased by 676 million, or 17%, from the prior year.
•	Agreement announced to acquire the Pier 1 Imports private label portfolio with $140 million of receivables.

JPMorgan Chase & Co.
News Release
COMMERCIAL BANKING (CB)

Results for CB				2Q06		3Q05
($ millions)	3Q06	2Q06	3Q05	$O/(U)	O/(U) %	$O/(U)	O/(U) %
Net Revenue	$933	$949	$877	($16)	(2)%	$56	6%
Provision for Credit Losses(a)	54	(12)	(46)	66	NM	100	NM
Noninterest Expense	500	496	458	4	1	42	9
Net Income	$231	$283	$284	($52)	(18)%	($53)	(19)%

(a)	Third quarter of 2005 provision for credit losses included $35 million related to Hurricane Katrina.
Discussion of Results:
Net income was $231 million, down by $53 million, or 19%, from the prior year. The decrease was driven primarily by a higher provision for credit losses.
Net revenue was $933 million, up by $56 million, or 6%, from the prior year. Net interest income was $677 million, up by $54 million, or 9%, due to higher liability balances and loan volumes, largely offset by narrower loan spreads and a shift to lower margin liability products. Noninterest revenue of $256 million was up by $2 million, or 1%.
Each business within Commercial Banking grew revenue over the prior year, primarily driven by increased Treasury Services revenue and lending revenue. Compared with the prior year, Middle Market Banking revenue of $617 million increased by $28 million, or 5%. Mid-Corporate Banking revenue of $160 million increased by $19 million, or 13%, and Real Estate revenue of $119 million increased by $5 million, or 4%.
Provision for credit losses was $54 million reflecting stable credit quality and growth in the loan portfolio. The provision for credit losses was a benefit of $46 million in the prior year, which included a release of the allowance for credit losses that was offset partially by a special provision related to Hurricane Katrina.
Noninterest expense was $500 million, up by $42 million, or 9%, from the prior year, largely due to higher compensation expense and increased expense related to higher client usage of Treasury Services products.
Highlights Include:
•	Average loan and lease balances of $53.4 billion were up by $5.4 billion, or 11%, from the prior year, and up by $1.0 billion, or 2%, from the prior quarter.
•	Average liability balances of $72.0 billion were up by $7.2 billion, or 11%, from the prior year, and down by $0.5 billion, or 1%, from the prior quarter.
•	Nonperforming loans declined by $212 million, or 57%, from the prior year, and declined by $68 million, or 30%, from the prior quarter. The allowance for loan losses to average loans was 2.70% compared with 2.98% in the prior year.
•	Overhead ratio was 54% compared with 52% in the prior year.
•	Completed the acquisition of The Bank of New York’s middle-market banking business on October 1, 2006, adding $1.3 billion in deposits and $2.5 billion in loans.

JPMorgan Chase & Co.
News Release
TREASURY & SECURITIES SERVICES (TSS) (a)

Results for TSS				2Q06		3Q05
($ millions)	3Q06	2Q06	3Q05	$O/(U)	O/(U) %	$O/(U)	O/(U) %
Net Revenue	$1,499	$1,588	$1,380	($89)	(6)%	$119	9%
Noninterest Expense	1,064	1,050	999	14	1	65	7
Net Income	$256	$316	$222	($60)	(19)%	$34	15%

(a)	On October 1, 2006, the firm completed the exchange of select Corporate Trust businesses, including trustee, paying agent, loan agency services and document management, for the consumer, small-business and middle-market banking businesses of The Bank of New York. These Corporate Trust businesses, which were previously reported in Treasury & Securities Services, have been deemed discontinued operations. The related balance sheet and income statement activity have been transferred to the Corporate segment for all periods presented.
Discussion of Results:(see note (a) above)
Net income was $256 million, up by $34 million, or 15%, from the prior year. Earnings benefited from higher revenue due to wider spreads on higher average liability balances and growth in client volumes. Compared with the prior quarter, net income was down by $60 million, or 19%, primarily due to the absence of the second quarter’s seasonally strong securities lending activity.
Net revenue was $1.5 billion, up by $119 million, or 9%, from the prior year. Noninterest revenue was $980 million, up by $69 million, or 8%. The improvement was due largely to an increase in assets under custody to $12.9 trillion, which was driven by market value appreciation and new business. Also contributing to the improvement was growth in ADRs, global clearing and securities lending, all of which were driven by a combination of increased product usage by existing clients and new business. Net interest income was $519 million, up by $50 million, or 11%, due to wider spreads on a 22% increase in average liability balances.
Treasury Services net revenue of $697 million was up by $27 million, or 4%, from the prior year. Worldwide Securities Services net revenue of $802 million was up by $92 million, or 13%. TSS firmwide net revenue, which includes Treasury Services net revenue recorded in other lines of business, grew to $2.1 billion, up by $160 million, or 8%. Treasury Services firmwide net revenue grew to $1.3 billion, up by $68 million, or 6%.
Noninterest expense was $1.1 billion, up by $65 million, or 7%. The increase was due to higher compensation expense related to growth in headcount supporting increased client activity, business growth and investment in new product platforms.
Highlights Include:
•	Pre-tax margin(2) was 27%, up from 25% in the prior year and down from 32% in the prior quarter.
•	Average liability balances were $193 billion, an increase of 22%.
•	Assets under custody increased to $12.9 trillion, up 23%.
•	U.S. dollar ACH transactions originated increased 18%, and U.S. dollar clearing volumes increased 5%.
•	Significant product launches and new client relationships included:
•	Asia new business, including cash management services for Hess Corporation and trade services for Cisco Systems Inc.;
•	Launch of Healthcare Link SM, an innovative receivables solution for the healthcare industry; and
•	Appointed successor depositary bank for the ADR program for United Utilities, a UK-based FTSE 100 company.

JPMorgan Chase & Co.
News Release
ASSET & WEALTH MANAGEMENT (AWM)

Results for AWM				2Q06		3Q05
($ millions)	3Q06	2Q06	3Q05	$O/(U)	O/(U) %	$O/(U)	O/(U) %
Net Revenue	$1,636	$1,620	$1,449	$16	1%	$187	13%
Provision for Credit Losses(a)	(28)	(7)	(19)	(21)	(300)	(9)	(47)
Noninterest Expense	1,115	1,081	976	34	3	139	14
Net Income	$346	$343	$315	$3	1%	$31	10%

(a)	Third quarter of 2005 provision for credit losses included $3 million related to Hurricane Katrina.
Discussion of Results:
Net income was $346 million, up by $31 million, or 10%, from the prior year. Performance was driven by increased revenue offset primarily by higher compensation expense.
Net revenue was $1.6 billion, up by $187 million, or 13%, from the prior year. Noninterest revenue, principally fees and commissions, of $1.4 billion was up by $223 million, or 19%. This increase was due largely to increased assets under management and higher performance fees. Net interest income was $231 million, down by $36 million, or 13%, from the prior year, primarily due to narrower deposit spreads, reflecting a shift in the deposit mix, and the sale of BrownCo in the fourth quarter of 2005, partially offset by higher loan and deposit balances.
Private Bank client segment revenue grew 11% from the prior year, to $469 million, due to increased placement activity, higher asset management fees and higher deposit balances, partially offset by narrower deposit spreads. Institutional client segment revenue grew 30%, to $464 million, due to net asset inflows and higher performance fees. Retail client segment revenue grew 10%, to $456 million, primarily due to net asset inflows, partially offset by the sale of BrownCo. Private Client Services client segment revenue decreased 3%, to $247 million, due to narrower deposit and loan spreads, partially offset by higher deposit and loan balances.
Assets under supervision were $1.3 trillion, up 10%, or $112 billion, from the prior year, net of a $33 billion reduction due to the sale of BrownCo. Assets under management were $935 billion, up 13%, or $107 billion, from the prior year. The increase was the result of net asset inflows in the retail segment from third-party distribution, primarily in equity-related products, institutional flows in liquidity products and market appreciation. Custody, brokerage, administration and deposit balances were $330 billion, up by $5 billion, net of a $33 billion reduction from the sale of BrownCo.
Provision for credit losses was a benefit of $28 million compared with a benefit of $19 million in the prior year. The increased benefit reflects a higher level of recoveries.
Noninterest expense of $1.1 billion was up by $139 million, or 14%, from the prior year. The increase was due to higher compensation, including incremental expense related to SFAS 123R, as well as minority interest related to Highbridge Capital Management, partially offset by the sale of BrownCo.

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JPMorgan Chase & Co.
News Release
Highlights Include:
•	Pre-tax margin(2) was 34%, flat from the prior year.
•	Assets under Supervision were $1.3 trillion, up 10%, or $112 billion, from the prior year, net of a $33 billion reduction due to the sale of BrownCo.
•	Assets under Management were $935 billion, up 13%, or $107 billion, from the prior year, including growth of 26%, or $19 billion, in alternative assets.
•	Average loans of $26.8 billion were up by $3 billion, or 12%, from the prior year, excluding the $3.0 billion reduction in loans from the sale of BrownCo in the fourth quarter of 2005.
•	Average deposits of $51.4 billion were up by $13 billion, or 34%, from the prior year, excluding the $3.0 billion reduction in deposits from the sale of BrownCo in the fourth quarter of 2005.
•	Assets under Management net inflows were $22 billion for third quarter 2006, and $59 billion, for September year-to-date.
CORPORATE(a)

Results for Corporate				2Q06		3Q05
($ millions)	3Q06	2Q06	3Q05	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$287	($66)	($393)	$353	NM	$680	NM
Provision for Credit Losses (b)	1	—	13	1	NM	(12)	(92)%
Noninterest Expense	479	155	607	324	209%	(128)	(21)
Income (Loss) from Continuing Operations	(34)	(40)	(617)	6	15	583	94
Income from Discontinued Operations (after-tax)	65	56	58	9	16	7	12%
Net Income (Loss)	$31	$16	($559)	$15	94%	$590	NM

(a)	On October 1, 2006, the firm completed the exchange of select Corporate Trust businesses, including trustee, paying agent, loan agency services and document management, for the consumer, small-business and middle-market banking businesses of The Bank of New York. These Corporate Trust businesses, which were previously reported in Treasury & Securities Services, have been deemed discontinued operations. The related balance sheet and income statement activity is reflected in the Corporate segment for all periods presented.

(b)	Third quarter of 2005 provision for credit losses included $12 million related to Hurricane Katrina.
Discussion of Results:(see note (a) above)
 Net income was $31 million compared with a net loss of $559 million in the prior year. In comparison with the prior year, Private Equity earnings were $95 million, down from $141 million; Treasury net income was $70 million compared with a net loss of $301 million; Other Corporate net loss was $199 million compared with a net loss of $457 million; and earnings from Discontinued Operations were $65 million compared with $58 million.
Net revenue was $287 million compared with negative $393 million in the prior year. Net interest income was negative $55 million compared with negative $650 million in the prior year. Treasury was the primary driver of the improvement, with net interest income of $149 million compared with negative $415 million, primarily benefiting from an improvement in Treasury’s net interest spread and an increase in available-for-sale securities. Noninterest revenue was $342 million compared with $257 million, reflecting $24 million of security gains in Treasury compared with security losses of $43 million. These benefits were offset partially by lower Private Equity gains of $226 million compared with gains of $313 million.

JPMorgan Chase & Co.
News Release
Noninterest expense was $479 million, down by $128 million from $607 million in the prior year, and up by $324 million from the prior quarter. Insurance recoveries relating to certain material litigation were $17 million in the current period and $260 million in the prior quarter. Merger costs of $48 million were incurred in the current quarter, $221 million in the prior year and $86 million in the prior quarter.
On October 1, 2006, the firm completed the exchange of select Corporate Trust businesses, including trustee, paying agent, loan agency services and document management, for the consumer, small-business and middle-market banking businesses of The Bank of New York. These Corporate Trust businesses, which were previously reported in Treasury & Securities Services, have been deemed discontinued operations. The related balance sheet and income statement activity is reflected in the Corporate segment for all periods presented. During the current quarter, these businesses produced $65 million in net income compared with net income of $58 million in the prior year.
Highlights Include:
•	Private Equity portfolio was $5.6 billion, down from $5.9 billion in the prior year and essentially flat versus the prior quarter. The portfolio represented 8.0% of stockholders’ equity less goodwill, down from 9.5% in the prior year and 8.3% in the prior quarter.
•	Completed the sale of a 5.3 million-square-foot portfolio of 33 commercial properties in 10 states and signed long-term leases on approximately 60% of the space.
JPMORGAN CHASE (JPM)(a)(b)

Results for JPM				2Q06		3Q05
($ millions)	3Q06	2Q06	3Q05	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$16,229	$15,718	$15,354	$511	3%	$875	6%
Provision for Credit Losses(c)	1,419	1,054	2,112	365	35	(693)	(33)
Noninterest Expense	9,651	9,236	9,359	415	4	292	3
Income from Continuing Operations	3,232	3,484	2,469	(252)	(7)	763	31
Income from Discontinued Operations (after-tax)	65	56	58	9	16	7	12
Net Income	$3,297	$3,540	$2,527	($243)	(7)%	$770	30%

(a)	On October 1, 2006, the firm completed the exchange of select Corporate Trust businesses, including trustee, paying agent, loan agency services and document management, for the consumer, small-business and middle-market banking businesses of The Bank of New York. These Corporate Trust businesses, which were previously reported in Treasury & Securities Services, have been deemed discontinued operations. The related balance sheet and income statement activity have been transferred to the Corporate segment for all periods presented.

(b)	Presented on a managed basis; see Note 1 (Page 14) for further explanation of managed basis.

(c)	Third quarter of 2005 provision for credit losses included $400 million related to Hurricane Katrina, of which $90 million was released in the second quarter of 2006.
Discussion of Results:(see notes (a) (b) above)
 Net income was $3.3 billion, up by $770 million compared with $2.5 billion in the prior year. The increase in earnings was driven primarily by higher revenue and lower managed provision for credit losses.

JPMorgan Chase & Co.
News Release
Net managed revenue was $16.2 billion, up by $875 million, or 6%, from the prior year. Noninterest revenue of $9.5 billion was up by $561 million, or 6%, reflecting the following: record investment banking fees, increased asset management, administration, and commissions revenue, and higher other income. Offsetting this growth was lower credit card income, decreased principal transactions and lower Mortgage Banking results. Net interest income was $6.8 billion, up by $314 million, or 5%, due to an improvement in the Corporate segment’s net interest spread, and increases in: consumer loans, wholesale deposits, and consumer deposits. This increase was offset partially by narrower spreads on: trading-related assets, consumer loans, and consumer deposits, as well as a shift in the deposit mix.
The managed provision for credit losses was $1.4 billion, down by $693 million, or 33%, from the prior year, partially due to the absence of a special provision of $400 million related to Hurricane Katrina and lower bankruptcy-related losses in Card Services. The wholesale provision for credit losses was $35 million for the quarter compared with a benefit of $99 million in the prior year. The $35 million provision reflects loan growth and stable credit quality. The wholesale loan net recovery rate was 0.03% for the quarter compared with a net recovery rate of 0.12% in the prior year. The total consumer managed provision for credit losses was $1.4 billion, $827 million lower than the prior year, primarily due to the absence of special provisions for Hurricane Katrina and lower bankruptcy-related losses in Card Services. The firm had total nonperforming assets of $2.3 billion at September 30, 2006, down by $539 million, or 19%, from the prior-year level of $2.8 billion.
Noninterest expense was $9.7 billion, up by $292 million, or 3%, from the prior year. Excluding in the current quarter incremental expense of $104 million related to SFAS 123R, $48 million of merger costs, and $17 million of insurance recoveries relating to certain material litigation, and excluding in the prior year $221 million of merger costs, noninterest expense would have been up by $378 million. The increase was driven by higher compensation expense and acquisitions, partially offset by the deconsolidation of Paymentech, and the sale of the insurance underwriting business.
Highlights Include:
•	Tier 1 capital ratio was 8.6% at September 30, 2006 (estimated), 8.5% at June 30, 2006, and 8.2% at September 30, 2005.
•	During the quarter, $900 million of common stock was repurchased, reflecting 20 million shares purchased at an average price of $44.88 per share. Year-to-date, $2.9 billion of common stock was repurchased, reflecting 70 million shares purchased at an average price of $42.22 per share. As of September 30, 2006, $6.2 billion of capacity remained under the $8 billion share purchase program approved on March 21, 2006.
•	Headcount of 171,589 decreased by 834 since June 30, 2006.

JPMorgan Chase & Co.
News Release
Merger and other financial information
•     Merger savings and cost: For the quarter ended September 30, 2006, approximately $655 million of merger savings have been realized, which is an annualized rate of $2.6 billion. Management estimates that annualized savings will be approximately $2.8 billion by the end of 2006. Management continues to estimate that annual merger savings of approximately $3.0 billion will be achieved. Merger costs of $48 million were expensed during the third quarter of 2006, bringing the total amount incurred to $3.3 billion (including capitalized costs) since the merger announcement. Management currently expects total merger costs will be approximately $4.0 billion. The remaining merger costs are expected to be incurred by the end of 2007.
•     FASB Statement No. 123R (“Share-Based Payment”): JPMorgan Chase adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), (“Share-Based Payment”) as of January 1, 2006, under the modified prospective method. SFAS 123R requires that stock compensation granted to retirement-eligible employees be fully expensed at, or prior to, the time of grant rather than amortized over the vesting period. As a result of the adoption of SFAS 123R in the first quarter of 2006, the firm expensed the full amount of the compensation expense associated with grants of restricted stock made in January 2006 to retirement-eligible employees. In addition, during the first quarter of 2006, the firm began to accrue the estimated cost of grants expected to be awarded in January 2007 to retirement-eligible employees. The total incremental expense recorded in the first quarter and second quarter of 2006 was $459 million and $106 million. During the third quarter of 2006 incremental expense of $104 million was recorded. Awards granted to retirement-eligible employees prior to January 1, 2006, have not been accelerated and will continue to be amortized over the original vesting periods. The firm estimates that the incremental expense related to the adoption of SFAS 123R for the fourth quarter of 2006 will be approximately $110 million. The incremental expenses incurred during 2006 are non-cash charges and represent accelerated recognition of costs that would have been incurred in future periods.
Notes:
1.     In addition to analyzing the firm’s results on a reported basis, management analyzes the firm’s and the lines’ of business results on a managed basis, which is a non-GAAP financial measure. The firm’s definition of managed basis starts with the reported U.S. GAAP results and includes the following adjustments: First, for Card Services and the firm, managed basis excludes the impact of credit card securitizations on total net revenue, the provision for credit losses, net charge-offs and loan receivables. JPMorgan Chase uses the concept of “managed receivables” to evaluate the credit performance and overall financial performance of the underlying credit card loans, both sold and not sold: as the same borrower is continuing to use the credit card for ongoing charges, a borrower’s credit performance will affect both the loan receivables sold under SFAS 140 and those not sold. Thus, in its disclosures regarding managed loan receivables, JPMorgan Chase treats the sold receivables as if they were still on the balance sheet in order to disclose the credit performance (such as net charge-off rates) of the entire managed credit card portfolio. Second, managed revenue (noninterest revenue and net interest income) for each of the segments and the firm is presented on a tax-equivalent basis. Accordingly, revenue from tax-exempt securities and investments that receive tax credits are presented in the managed results on a basis comparable to taxable securities and investments. This methodology allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to these items is recorded within income tax expense. See page 6 of JPMorgan Chase’s Earnings Release Financial Supplement (third quarter of 2006) for a reconciliation of JPMorgan Chase’s income statement from a reported to managed basis.
2.     Pre-tax margin represents income before income tax expense divided by total net revenue, which is, in management’s view, a comprehensive measure of pre-tax performance derived by measuring earnings after all costs are taken into consideration. It is, therefore, another basis by which management evaluates the performance of TSS and AWM against that of competitors.

JPMorgan Chase & Co.
News Release
JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $1.3 trillion and operations in more than 50 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset and wealth management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its JPMorgan and Chase brands. Information about the firm is available at www.jpmorganchase.com.
JPMorgan Chase will host a conference call today at 9:00 a.m. (Eastern Time) to review third-quarter financial results. Investors can call (800) 810-0924 (domestic) / (913) 981-4900 (international), or listen via live audio webcast. The live audio webcast and presentation slides will be available on www.jpmorganchase.com under Investor Relations, Investor Presentations. A replay of the conference call will be available beginning at 1:00 p.m. (Eastern Time) on October 18, 2006, through midnight, Friday, October 27, 2006 (Eastern Time), at (888) 203-1112 (domestic) or (719) 457-0820 (international) access code 4535211. The replay also will be available on www.jpmorganchase.com. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available on the JPMorgan Chase Internet site www.jpmorganchase.com.
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase’s results to differ materially from those described in the forward-looking statements can be found in the firm’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006 and March 31, 2006 (as amended), and in the Annual Report on Form 10-K for the year ended December 31, 2005 (as amended), filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).

JPMORGAN CHASE & CO. CONSOLIDATED FINANCIAL HIGHLIGHTS (in millions, except per share, ratio and headcount data)

	QUARTERLY TRENDS						YEAR-TO-DATE
					3Q06 Change				2006 Change
	3Q06		2Q06	3Q05	2Q06	3Q05	2006	2005	2005
SELECTED INCOME STATEMENT DATA
Total Net Revenue	$15,400		$14,940	$14,265	3%	8%	$45,383	$40,266	13%
Provision for Credit Losses	812		493	1,245	65	(35)	2,136	2,259	(5)
Noninterest Expense	9,651		9,236	9,359	4	3	28,535	29,996	(5)

Income from Continuing Operations (after-tax)	3,232		3,484	2,469	(7)	31	9,743	5,612	74
Income from Discontinued Operations (after-tax) (a)	65		56	58	16	12	175	173	1
Net Income	3,297		3,540	2,527	(7)	30	9,918	5,785	71

Per Common Share:
Income from Continuing Operations - Basic	$0.93		$1.00	$0.71	(7)	31	$2.81	$1.60	76
Net Income Per Share - Basic	0.95		1.02	0.72	(7)	32	2.86	1.65	73

Income from Continuing Operations - Diluted	$0.90		$0.98	$0.70	(8)	29	$2.73	$1.58	73
Net Income Per Share - Diluted	0.92		0.99	0.71	(7)	30	2.78	1.62	72

Cash Dividends Declared Per Share	0.34		0.34	0.34	-	-	1.02	1.02	-
Book Value Per Share	32.75		31.89	30.26	3	8	32.75	30.26	8
Closing Share Price	46.96		42.00	33.93	12	38	46.96	33.93	38

Common Shares Outstanding:
Weighted-Average Diluted Shares Outstanding	3,574.0		3,572.2	3,547.7	-	1	3,572.3	3,555.1	-
Common Shares Outstanding at Period-end	3,467.5		3,470.6	3,503.4	-	(1)	3,467.5	3,503.4	(1)

SELECTED RATIOS:
Return on Common Equity (“ROE”) (b)	12%		13%	9%			12%	7%
Return on Equity-Goodwill (“ROE-GW”) (b) (c)	19		22	16			20	12
Return on Assets (“ROA”) (b) (d)	1.00		1.06	0.84			1.02	0.66
Tier 1 Capital Ratio	8.6	(g)	8.5	8.2
Total Capital Ratio	12.1	(g)	12.0	11.3

SELECTED BALANCE SHEET DATA (Period-end)
Total Assets	$1,338,029		$1,328,001	$1,203,033	1	11	$1,338,029	$1,203,033	11
Wholesale Loans	179,403		178,215	151,591	1	18	179,403	151,591	18
Consumer Loans	284,141		276,889	268,913	3	6	284,141	268,913	6
Deposits (e)	582,115		593,716	535,123	(2)	9	582,115	535,123	9
Common Stockholders’ Equity	113,561		110,684	105,996	3	7	113,561	105,996	7

Headcount	171,589		172,423	168,955	-	2	171,589	168,955	2

LINE OF BUSINESS EARNINGS
Investment Bank	$976		$839	$1,068	16	(9)	$2,665	$3,007	(11)
Retail Financial Services	746		868	656	(14)	14	2,495	2,624	(5)
Card Services	711		875	541	(19)	31	2,487	1,605	55
Commercial Banking	231		283	284	(18)	(19)	754	672	12
Treasury & Securities Services	256		316	222	(19)	15	834	609	37
Asset & Wealth Management	346		343	315	1	10	1,002	874	15
Corporate (f)	31		16	(559)	94	NM	(319)	(3,606)	91

Net Income	$3,297		$3,540	$2,527	(7)	30	$9,918	$5,785	71

(a)	On October 1, 2006, the Firm completed the exchange of selected corporate trust businesses, including trustee, paying agent, loan agency and document management services, for the consumer, small business and middle market banking businesses of The Bank of New York. These corporate trust businesses, which were previously reported in Treasury & Securities Services, have been deemed discontinued operations. The related balance sheet, income statement and assets under custody activity has been transferred to the Corporate segment for all periods presented.
(b)	Based on annualized amounts.
(c)	Net income applicable to common stock divided by Total average common equity (net of goodwill). The Firm uses return on equity less goodwill, a non-GAAP financial measure, to evaluate the operating performance of the Firm. The Firm utilizes this measure to facilitate comparisons to competitors.
(d)	Represents Net income divided by Total average assets.
(e)	Excludes deposits of $24.0 billion and $26.5 billion at September 30, 2006 and June 30, 2006, respectively that have been reclassified to Liabilities of discontinued operations held-for-sale.
(f)	Includes the after-tax impact of discontinued operations, material litigation reserve charges/recoveries and Merger costs. See Corporate for additional details.
(g)	Estimated.